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                                                                   Exhibit 10.26

                               ADDENDUM NO. 1 TO
                               -----------------

                        PHARMACEUTICAL SERVICES AGREEMENT
                        ---------------------------------

     This Addendum No. 1 to Pharmaceutical Services Agreement is made as of April __, 1999 (the "Execution Date"), between Kmart Corporation, whose principal address is 3100 West Big Beaver Road, Troy, Michigan 48084 (hereinafter, "Kmart") and Cardinal Health* (consisting of those corporate entities defined as such on the signature page), whose principal business address is 7000 Cardinal Place, Dublin, Ohio 43017 (collectively, "Cardinal Health").

                             BACKGROUND INFORMATION
                             ----------------------

1. Kmart and Cardinal Health are parties to that certain Pharmaceutical Services Agreement (the "Original Agreement") dated as of August 1, 1996.

2. Kmart and Cardinal Health each desire to amend the Original Agreement as set forth in this addendum to the Original Agreement (this "Addendum No. 1" and, together with the Original Agreement, the "Agreement").

                             STATEMENT OF AGREEMENT
                             ----------------------

         Cardinal Health and Kmart (the "Parties") acknowledge the accuracy of the above Background Information and hereby agree as follows:

1. Subsection (b) of Section 2, Supplemental Advertising Support, and the portions of the Section 2 Disclosure Schedule pertaining to subsection (b) of
Section 2, will be deleted in their entirety. Subsection (b) of Section 2 will be replaced by the following:

                  (b) SUBSEQUENT ADVERTISING PROGRAM FUNDS. Cardinal Health will deliver payment to Kmart in the dollar amount ("Subsequent Advertising Program Funds") set forth in the Addendum to Section 2 Disclosure Schedule within fifteen business days of the Execution Date of this Agreement. The Subsequent Advertising Program Funds will be used by Kmart for continuation of an advertising campaign to promote Kmart's pharmacy program. If this Agreement is terminated prior to the eighth anniversary of the Commencement Date other than (i) termination by Kmart for cause pursuant to the procedures outlined in Section 20 or
         (ii) as a result of Kmart having purchased from Cardinal Health consigned Rx Products, Owen Brockway vials, glucose monitors, glucose test strips, insulin, syringes, and lancets from and after August 1, 1998 having a total aggregate purchase price of $13 billion, then Kmart will promptly refund to Cardinal Health a portion of the Subsequent Advertising Program Funds on the terms and subject to the conditions described in the Addendum to Section 2 Disclosure Schedule.

2. Subsection (b) of Section 5 will be deleted in its entirety and replaced by the following:

                  AFTER CONSIGNMENT EFFECTIVE DATE. After the Consignment Effective Date and prior to such time as the Parties have implemented the Central Inventory Management Program (defined below), replenishment orders for the Rx Products will continue to be initiated by the Stores, consistent with the procedures described in Section 5(a) and subject to the review of Cardinal Health. It is understood and agreed between the Parties that the inventory of Rx Products held at the Stores will be managed at a level designed to achieve an average number of inventory


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         "turns" as set forth below (the "Inventory Turns Target") during each of the contract years of this Agreement.

               CONTRACT YEAR           INVENTORY        BONUS
               -------------           ---------        -----
                                      TURNS TARGET    INVENTORY
                                      ------------    ---------
                                        WITHOUT      TURNS TARGET
                                        -------      ------------
                                          CIMP
                                          ----
                   Year 1                  11             N/A
                   Year 2                  11             N/A
                   Year 3                 9.2            10.5
                   Year 4                 9.2            11.5
                   Year 5                 9.2             12
                   Year 6                 9.2             12
                   Year 7                 9.2             12
                   Year 8                 9.2             12

         For purposes of this Agreement, inventory turns will be calculated on an aggregate basis each contract year based upon the average weekly consigned inventory during such year (taking into account inflation recognition as described in Paragraph 3 of Subsection (b) of Section 8) compared against dispensing of consigned inventory during the same period. If for any of the contract years prior to the implementation of the Central Inventory Management Program, the actual inventory turns achieved is less than the Inventory Turns Target, then Kmart will pay Cardinal Health a service charge (the "Inventory Turns Service Charge") of 10% on such excess inventory within 5 business days of Cardinal Health's invoice for same. In the event that the actual inventory turns achieved for any contract year equal or exceed the Bonus Inventory Turns Target set forth above, then Cardinal Health will pay Kmart a bonus equal to that number of basis points as set forth in the following chart times the sales of consigned inventory during the contract year for which the Bonus Inventory Turns Target was achieved.

                  Beginning with Contract Year 5
                  ----------------------------------------------------------

                    Actual inventory  turns       Inventory turns bonus
                    achieved
                    -----------------------       --------------------------
                    12                            0.10% (10 basis points)
                    --------------------------------------------------------
                    12.5                          0.13% (13 basis points)
                    --------------------------------------------------------
                    13                            0.17% (17 basis points)
                    --------------------------------------------------------
                    13.5                          0.19% (19 basis points)
                    --------------------------------------------------------
                    14                            0.22% (22 basis points)
                    --------------------------------------------------------
                    14.5                          0.23% (23 basis points)
                    --------------------------------------------------------
                    15                            0.245% (24.5 basis points)
                    --------------------------------------------------------
                    15.5                          0.25% (25 basis points)
                    --------------------------------------------------------
                    16                            0.26% (26 basis points)
                    --------------------------------------------------------
                    16.5                          0.265% (26.5 basis points)
                    --------------------------------------------------------
                    17                            0.27% (27 basis points)
                    --------------------------------------------------------

                  The inventory turns bonus for contract year 3 shall be as set forth above, provided, however, that for contract year 3, the inventory turns bonus shall equal 0.10% (10 basis points) for actual inventory turns achieved of at least 10.5; 0.13% (13 basis points) for actual inventory turns achieved of at least 11.5; and 0.17% (17 basis points) for actual inventory turns achieved of at least 12.5.


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                  The inventory turns bonus for contract year 4 shall be as set forth above, provided, however, that for contract year 4, the inventory turns bonus shall equal 0.10% for actual inventory turns achieved of at least 11.5 and 0.13% (13 basis points) for actual inventory turns achieved of at least 12.5.

                  In calculating the inventory turns for purposes of this Section, the book value of inventory will not be included for up to 100 new Stores each year for six months following the opening of each such new Store. A newly opened Store is a "new Store" if it is opening without previously existing Kmart pharmacy files.

                  The Parties acknowledge that the actual inventory turns achieved for the second contract year was less than the Inventory Turns Target for that contract year. The Parties agree that the book inventory balance for the second contract year is equal to $177,024,894, subject by both Parties to physical verification and inclusion of the physical inventory results/adjustments through the second contract year. However, Cardinal Health has agreed to waive the service charge payable by Kmart in connection with the second contract year in consideration of the agreements set forth in this Addendum. The Parties agree that the value of such waiver is $4,489,733 (the "Inventory Turns Relief").

                  Cardinal Health will develop a central inventory management program (the "Central Inventory Management Program"), pursuant to which Cardinal Health will assume responsibility for managing the ordering process for the consigned Rx Product inventories for the Stores. Kmart will reimburse Cardinal Health one half of the cost of such development for the Central Inventory Management Program (including without limitation costs associated with labor, consulting fees, and development costs) up to an amount not to exceed $350,000, which amount shall be payable to Cardinal Health one-half upon the conclusion of the first beta test conducted in connection with the Central Inventory Management Program and one-half upon the first installation of the Central Inventory Management Program in a Kmart Store, within fifteen
         (15) days of the date of Cardinal Health's invoice to Kmart therefor. The Central Inventory Management Program will be designed by Cardinal Health, which will exercise reasonable efforts to provide each Kmart Store with an average monthly Service Level per Store as described in
         Section 1 of the Original Agreement. In connection with development and implementation of the Central Inventory Management Program, Kmart agrees to install ScriptLINE as to third party transactions in all Kmart Stores no later than May 1, 1999.

                  On or before March 1, 2000, the Parties will implement the Central Inventory Management Program developed by Cardinal Health in the Stores; provided, however, the Central Inventory Management Program will only be implemented in the Stores after successful beta testing, such that the parties agree that the Central Inventory Management Program processes the ordering and replenishment of Rx Products for the Stores to provide an average monthly Service Level per Store as described in Section 1 of the Original Agreement. If the Central Inventory Management Program is implemented in all Stores by March 1, 2000 and Kmart is operating the Central Inventory Management Program in accordance with the Accuracy Procedures as described below, the Inventory Turns Service Charge will be discontinued for the fourth contract year, provided that Kmart's actual inventory turns equal or exceed 9.2 for the period of the fourth contract year prior to implementation of the Central Inventory Management Program. The Inventory Turns Service Charge will be reinstated in the event that the Accuracy Procedures cease to be complied with. If the Central Inventory Management Program is not implemented by March 1, 2000, for any reason, then the Inventory Turns Service Charge will apply to the fourth contract year and will continue for each contract

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         year thereafter as described above for each full contract year during which the Central Inventory Management Program is not implemented for such full year.

                  The Parties acknowledge that the Central Inventory Management Program will only work effectively if the Kmart pharmacists use the Central Inventory Management Program in a consistent and accurate manner. Therefore, Kmart agrees that inventory control objectives will be included as a major initiative for Kmart's Regional and District pharmacy managers. In addition, Kmart agrees that the Kmart pharmacists will use all reasonable efforts to use the Central Inventory Management Program properly (based on a mutually agreeable operating plan that is jointly developed by both Parties), including without limitation adhering to the following "Accuracy Procedures": (1) not overriding the system with telxon or manual orders except for customer service needs or in the event the Central Inventory Management Program is not functioning properly, (2) conducting annual physical inventory counts for each Store which will include a physical inventory at each Store by Kmart prior to the implementation of the Central Inventory Management Program, (3) conducting quarterly cycle counts (as detailed below), (4) submitting to Cardinal Health accurate Store transfer data, and (5) submitting to Cardinal Health all Unmerchantable third-party returns as they are sent from the Stores to the Designated Processor. Cardinal Health will use all reasonable efforts to manage the inventory records in connection with the Central Inventory Management Program and maintain the viability of the system. In the event that the system becomes inoperable, then the affected Stores may order via telxon units until such time as the system becomes operable again. Upon the system again becoming operable, then the Stores will resume ordering pursuant to the Central Inventory Management Program.

                  In addition to the inventories described in Section 8(b), in order to establish and maintain accurate on-hand inventory records for the Central Inventory Management Program, Kmart agrees to provide Cardinal Health on a daily basis with all dispensing activity at Kmart's expense, including without limitation third party and cash transactions, and to perform an annual physical inventory in all Kmart Stores with consigned Rx Products. Inasmuch as the initial dispensing activity information supplied by Kmart to Cardinal Health may be in batch format and will be supplied the day following the dispensing activity, and inasmuch as such a delay will limit but not eliminate the auditability and control of accurate on-hand inventory quantities information, Kmart agrees to use reasonable efforts to pursue a method of supplying real-time dispensing activity information to Cardinal Health. In the event that Kmart is able to provide real-time dispensing activity information to Cardinal Health and ScriptLINE becomes the mechanism to feed real-time cash dispensing activity information to Cardinal Health for the Central Inventory Management Program, then for all cash transaction claims processed through ScriptLINE, Kmart will pay Cardinal Health an annual fee equal to the lesser of (i) $0.01 per cash transaction claim processed (the "Cash Claim Charge") or (ii) $250,000 per contract year. In the event that the total Cash Claim Charges for a contract year exceed $250,000, then Cardinal Health will not charge Kmart the amount by which the total Cash Claim Charges for that contract year exceed $250,000. Kmart will pay Cardinal Health the appropriate Cash Claim Charge within thirty (30) days following the end of each contract year. Kmart shall in all events be responsible to pay any and all switching fees and the ScriptLINE Claim Transaction Fees, if any, associated with all cash transactions. In the event that Kmart is unable to provide all real-time dispensing activity information to Cardinal Health for the Central Inventory Management Program, then any Inventory Turns Target Bonus earned by Kmart will be shared with Cardinal on an 80/20 basis (80% Kmart/20% Cardinal Health), up to a maximum allocation to Cardinal Health of $250,000 for each contract year, to help support the ongoing cost of maintaining the Central Inventory Management Program. Cardinal Health's allocation

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         of the Inventory Turns Target Bonus will be deducted from payment of the Inventory Turns Target Bonus to Kmart.

                  Each Kmart Store will perform a monthly physical inventory cycle count ("ICC") in metric unit detail. Each ICC will be performed for not more than 50 Rx Products randomly selected by Cardinal Health for each ICC (the "ICC Selected Products") to track the compliance of Kmart Stores with respect to accurate on-hand quantities. Each ICC will be performed in metric units and submitted to Cardinal Health in a mutually agreeable format within 5 days of the end of each designated month. During the beta testing of the Central Inventory Management Program, the parties will mutually develop procedures for dealing with discrepancies in the ICC physical count as compared to the records of the Central Inventory Management Program.

                  All Non Rx Products will continue to be ordered and delivered as set forth in Section 5(a) of the Original Agreement, both before and after the Consignment Effective Date, but nothing contained in this Agreement will require Kmart to purchase Non Rx Products from Cardinal Health.

3. Section 11 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

         Cardinal Health will provide item catalog and pricing information to Kmart in a mutually agreed upon electronic data interchange format. This item catalog will serve as the source for product cost information used to determine the payment amounts due to Cardinal Health. Kmart will make available to Cardinal Health information necessary to reconcile dispensing activity with the payment made to Cardinal Health. This information will be made available in mutually agreed upon electronic data interchange format.

         During the implementation period and up to sixty (60) days following the full implementation of the Central Inventory Management Program in all of the Kmart Stores (the "no termination period"), in the event that the automated ordering process of the Central Inventory Management Program is preventing the Central Inventory Management Program from satisfying the Service Levels set forth in Section 1 of the Original Agreement, then the Parties reserve the right to mutually decide to temporarily cease using the automated ordering process in order to cure any material issues preventing the Central Inventory Management Program from satisfying such Service Level targets. During the no termination period, Kmart shall have the right to order product via telxon as in effect prior to implementation of the Central Inventory Management Program with no additional charge. In the event that the Central Inventory Management Program is not satisfying the Service Level targets during the no termination period and the Parties decide to temporarily cease using the automated ordering process of the Central Inventory Management Program for a third time, then either Party may terminate the Cardinal Health designed Central Inventory Management Program and Kmart can order via telxon as in effect prior to implementation of the Central Inventory Management Program at no additional charge. Following the no termination period, in the event that the automated ordering process of the Central Inventory Management Program prevents the Central Inventory Management Program from satisfying the Service Levels set forth in Section 1 of the Original Agreement for three (3) consecutive months, then either Party may terminate the Cardinal Health designed Central Inventory Management Program and Kmart can order via telxon as in effect prior to the implementation of the Central Inventory Management Program at no additional charge.

         If the Cardinal Health designed Central Inventory Management Program is terminated for any reason, then Kmart shall have the right to select an alternative auto-replenishment system. In

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         the event that Kmart selects an alternative auto replenishment system, which system must be agreeable to Cardinal Health, then Cardinal Health will credit up to $350,000 of the development fees paid by Kmart towards this new system once installed. If Kmart chooses not to pursue (it being understood that Kmart has no obligation to pursue) an alternative auto replenishment system, then Cardinal Health reserves the right to pursue alternative auto replenishment solutions agreeable to Kmart at Cardinal Health's expense and will not refund any portion of the development cost to Kmart.

4. The Section 7 Disclosure Schedule is hereby deleted in its entirety and replaced by the Addendum to Section 7 Disclosure Schedule.

5. (a) The first paragraph in Section 8(b) is hereby deleted and replaced with the following:

         After Consignment Effective Date. From and after the date of this Addendum No. 1, payment by Kmart for Rx Products will be made in good and usable funds on the third banking day following the sale or dispensing of Rx Products by the Stores based on the dispensing data received at Kmart's Headquarters from the Stores (such third banking day, the "Consigned Merchandise Prompt Payment Date", and, together with the Non Consigned Merchandise Prompt Payment Date, the "Prompt Payment Date"). In consideration for the change in Consignment Merchandise Prompt Payment Date contained in this Addendum, Kmart will pay Cardinal an additional day of "float" within 15 days of the Execution Date of this Addendum No. 1. The amount of such additional float for each contract year will be determined on the first day of each contract year by calculating 1 day of average sales and dispensing of Rx Products by the Stores for the immediately preceding contract year, and subtracting the amount held by Cardinal as float as of the date of such calculation. The average sales and dispensing of Rx Products by the Stores for any contract year will be calculated by dividing the aggregate dollar volume of sales and dispensing of Rx Products for all Stores during the applicable contract year by 360. The amount of additional float will be adjusted up or down each contract year based upon 1 day of average sales and dispensing of Rx Products by the Stores for the immediately preceding contract year and will be paid or refunded by the 15th of the month immediately following the end of the contract year. Both Parties acknowledge that Cardinal Health withheld $3 million at the signing of the Original Agreement and that these funds are considered "float" for purposes of this calculation. Both Parties agree that the additional amount of float resulting from purchases in the second contract year for the third contract year is equal to $1,016,000 and Kmart agrees to pay Cardinal Health such amount no later than 15 days following the Execution Date of this Addendum. In order to facilitate proper accounting and record-keeping, the Parties will establish procedures to document the product movement at the time of delivery.

(b) The following language is hereby inserted after the third sentence of the third paragraph of Section 8(b):

         As the Central Inventory Management Program is implemented by both Parties in the Kmart Stores, the inflation factor will be calculated, based upon the perpetual inventory level for each Store, by multiplying any change in price of any Rx Product by the number of units of consigned inventory of that Rx Product on-hand on the day the price changes. The total amount of the calculated daily changes for each month will be added or subtracted from book inventory for that month and included in the calculation of book inventory for that contract year. Cardinal will calculate and forward the amount of such change to Kmart by Store. The inflation factor calculation methodology utilized prior to implementation of the Central Inventory Management Program will be discontinued for each Store as the Central Inventory

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         Management Program is implemented for that Store; provided, however, that reconciliation of the inflation factor for that period prior to each Store implementing the Central Inventory Management Program shall be conducted based upon the inflation factor calculation methodology prior to such implementation, notwithstanding the fact that such reconciliation may occur after such implementation.

6. (a) As of the effective date of this Addendum No. 1, the first sentence of the last paragraph of the Section 9 Disclosure Schedule is hereby deleted in its entirety and replaced with the language set forth in subsection (a) of the Addendum to Section 9 Disclosure Schedule.

   (b) The fifth sentence of the last paragraph of the Section 9 Disclosure
Schedule is hereby deleted in its entirety and replaced by the language set forth in subsection (b) of the Addendum to Section 9 Disclosure Schedule.

7. (a) The language set forth in subsection (a) of the Addendum to Section 14 Disclosure Schedule is hereby inserted in the Section 14 Disclosure Schedule immediately prior to the introductory language for the Examples which begin with the Calculation of Non-Alliance Chain Weighted Average Price.

   (b) The language set forth in subsection (b) of the Addendum to Section 14 Disclosure Schedule is hereby inserted in the Section 14 Disclosure Schedule immediately prior to the General Terms section.

   (c) The second paragraph under the General Terms section of the Section 14 Disclosure Schedule is hereby deleted in its entirety and replaced with the language set forth in subsection (c) of the Addendum to Section 14 Disclosure Schedule.

   (d) The language set forth in subsection (d) of the Addendum to Section 14 Disclosure Schedule is hereby inserted in the Section 14 Disclosure Schedule immediately following the second paragraph under the General Terms section.

   (e) The fourth-to-last paragraph of the Section 14 Disclosure Schedule under the General Terms section is hereby deleted in its entirety and replaced by the language set forth under subsection (e) of the Addendum to Section 14 Disclosure Schedule.

8. (a) Section 16 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

         SECTION 16. RETURNS OF MERCHANTABLE AND UNMERCHANTABLE RX PRODUCTS AND NON RX PRODUCTS.

                  (a) NON RX PRODUCTS. The Parties recognize and acknowledge that the arrangements described in this Agreement could result in products ordered in error, mispicks, shortages, etc., and that Non Rx Products may need to be returned to Cardinal Health. Therefore, both prior to and after the implementation of the Central Inventory Management Program, Cardinal Health will accept Merchantable Non Rx Products (defined below) for return from Kmart Stores in accordance with the Cardinal Health Return Goods Policy for Non-Consigned Inventory set forth in the Section 16 Disclosure Schedule. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Cardinal Health will not be required to and will not accept for return any Unmerchantable Non Rx Products back through its distribution centers. Kmart will return all Unmerchantable Non Rx Products through a third party return goods processor (the "Designated Processor") as described in subsection 16(c) below. "Merchantable Non Rx Products" will be determined by Cardinal Health based upon its ability to return the item to its inventory for resale in the normal course of its business

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         without special preparation, testing, handling, or expense and excludes without limitation the specific items set forth in the definition of Unmerchantable Non Rx Products set forth below. "Unmerchantable Non Rx Products" shall mean as to Non Rx Products items which Cardinal Health is unable to return to its inventory for resale in the normal course of its business without special preparation, testing, handling, or expense and includes without limitation the following: (i) any item which has been used or opened, is only partially complete, or is without all original packaging, labeling, inserts, or operating manuals; (ii) short-dated (defined as less than 180 days from expiration), outdated, or seasonal product (including without limitation sun protection products, back-to-school supplies, and cough and cold displays); (iii) product that is stickered, marked, damaged, defaced, or otherwise cannot readily be resold by Cardinal Health for any reason; (iv) any item purchased on a "special order" basis, including non-stock orders and drop shipments; (v) any sterile or refrigerated merchandise, unless Cardinal Health is specially assured that such merchandise was properly stored and protected at all times and such merchandise is returned separately in a package marked as such and accompanied by a separate credit request form; (vi) any low stability product or other products which are usually sensitive to temperature and handling conditions; and
         (vii) any product not intended for return to a wholesaler in accordance with the return policies of the applicable manufacturer.

                  (b) RX PRODUCTS. Both prior to and after the implementation of the Central Inventory Management Program, Cardinal Health will accept Merchantable Rx Products (defined below) for return from Kmart Stores in accordance with the Cardinal Health Return Goods Policy for Consigned Inventory set forth in the Section 16 Disclosure Schedule. Notwithstanding anything to the contrary contained elsewhere in this Agreement, both prior to and following implementation of the Central Inventory Management Program, Cardinal Health will not be required to and will not accept for return any Unmerchantable Rx Products back through its distribution centers. Kmart will return all Unmerchantable Rx Products through the Designated Processor as described in subsection 16(c) below. "Merchantable Rx Products" will be determined by Cardinal Health based upon its ability to return the item to its inventory for resale in the normal course of its business without special preparation, testing, handling, or expense and excludes without limitation the specific items set forth in the definition of Unmerchantable Rx Products set forth below. "Unmerchantable Rx Products" shall mean as to Rx Products items which Cardinal Health is unable to return to its inventory for resale in the normal course of its business without special preparation, testing, handling, or expense and includes without limitation the following: (i) any item which has been used or opened, is only partially complete, or is without all original packaging, labeling, inserts, or operating manuals; (ii) short-dated (defined as less than 270 days from expiration), outdated, or seasonal product (including without limitation flu vaccines); (iii) product that is stickered, marked, damaged, defaced, or otherwise cannot readily be resold by Cardinal Health for any reason; (iv) any item purchased on a "special order" basis, including non-stock orders and drop shipments; (v) any sterile or refrigerated merchandise, unless Cardinal Health is specially assured that such merchandise was properly stored and protected at all times and such merchandise is returned separately in a package marked as such and accompanied by a separate credit request form; (vi) any low stability product, including Epogen, Eminase, or other products which are usually sensitive to temperature and handling conditions; and (vii) any product not intended for return to a wholesaler in accordance with the return policies of the applicable manufacturer.

                  On a contract quarterly basis, Kmart Stores will inspect Rx Products on site and remove and return to Cardinal Health those unopened packages of Merchantable Rx Products which are not anticipated to be used within 3 months (based on previous demand history) and have dating greater than 270 days (9 months). Such returns will be made in accordance with the Section 16 Disclosure Schedule.


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                  All Unmerchantable Rx Products processed through the
         Designated Processor will be treated as having been sold or dispensed by Kmart. The aggregate purchase price for all Unmerchantable Rx Products processed through the Designated Processor will be calculated as of the last day of the month in which the return is processed by the Designated Processor (the "Stock Rotation Amount"), subject to verification by both Parties. Each Party will adjust book inventory to reflect the Stock Rotation Amount as soon as it is verified by both Parties. The Designated Processor will establish an estimated returnable value ("ERV") for the Unmerchantable Rx Products and Kmart will pay Cardinal Health an amount equal to the difference between the ERV and the Stock Rotation Amount, in good and usable funds on or before the 10th business day immediately following completion of the reconciliation process for each month. On a monthly basis, the Parties will reconcile the aggregate credit received from manufacturers against the ERV. Such reconciliation will include all applicable credit memoranda and other credits received, as well as all other deductions taken by Cardinal Health on behalf of Kmart or reversed by the manufacturers. A final reconciliation of the aggregate credit received from manufacturers against the ERV will be performed and completed within 90 days of the termination date of this Agreement. The Party owing the other Party as a result of the final reconciliation will pay the non-owing Party within 15 days following completion of such final reconciliation. Credit (evidenced by credit memoranda or otherwise) for manufacturers who are in bankruptcy will not be credited for purposes of calculating the Stock Rotation Amount. Cardinal Health will use all reasonable efforts to work with any manufacturer in bankruptcy to recognize value on behalf of Kmart from such manufacturer for returned Rx Product.

                  Following termination of this Agreement, both Parties will continue to process any Unmerchantable Rx Products for which processing began prior to termination of the Agreement and Kmart will remit to Cardinal Health any portion of the Stock Rotation Amount which has not previously been recovered by Cardinal Health, including without limitation any shortfall of the ERV compared to recovered credits during the term of this Agreement.

                           (c) THIRD PARTY RETURN GOODS PROCESSOR. Kmart will notify Cardinal Health of Kmart's choice of Designated Processor. Kmart will forward all Unmerchantable Non Rx Products and Unmerchantable Rx Products (collectively, "Unmerchantable Products") directly to the Designated Processor and not to Cardinal Health. Cardinal Health will return to Kmart any Unmerchantable Products forwarded to Cardinal Health from Kmart.

     (b) The "General Policy" section of the Non-Consigned Inventory section of the Section 16 Disclosure Schedule is hereby deleted and replaced in its entirety by the language set forth in Non-Consigned portion of the Addendum to
Section 16 Disclosure Schedule.

     (c) A new Consigned Inventory section will be added to the end of the
Section 16 Disclosure Schedule, which will read as set forth in the Consigned Portion of the Addendum to Section 16 Disclosure Schedule.

9. The following is hereby added as an additional paragraph at the end of
Section 17:

         Neither Kmart nor Cardinal Health will distribute Rx Products from Kmart Store locations to third parties, other than the dispensing of Rx Products by licensed Kmart pharmacists pursuant to valid prescriptions in accordance with its customary business practice or as otherwise permitted by applicable laws and regulations.

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


10. Section 20 of the Original Agreement will be amended as follows:

         (a) The first sentence of Section 20 will be deleted and replaced by the following:

         The term of this Agreement will commence as of August 1, 1996 (the "Commencement Date") and will continue thereafter until the earlier of:
         (a) the eighth anniversary of the Commencement Date or (b) such time as Kmart has purchased from Cardinal Health consigned Rx Products, Owen Brockway vials, glucose monitors, glucose test strips, insulin, syringes, and lancets from and after August 1, 1998 having an aggregate purchase price of $13 billion, with the option to extend the term for successive additional periods of one year each upon the mutual written consent of the Parties.

         (b) The last paragraph of Section 20 will be deleted in its entirety and replaced by the following:

         No termination of this Agreement (including at the end of the term as stated above) will be effective until such time as Kmart has paid all amounts owed to Cardinal Health upon such termination, including (if applicable) the Early Termination Fee, the reimbursement of any unamortized portion of the Initial Advertising Program Funds and the Subsequent Advertising Program Funds, payment of the unamortized portion of the $1,300,000 COGS Relief, the unamortized portion of the $4,489,733 Inventory Turns Relief, and the payment for all Merchandise previously purchased by Kmart and the payment for, or delivery back to Cardinal Health of, all Merchandise delivered to or held by Kmart on consignment as described in the Purchase and Consignment Agreement, which amounts will automatically become due and payable on or before the effective date of the termination (unless previously due and payable), whether with or without cause. For purposes of this Section 20, the unamortized portion of the COGS Relief for all contract quarters prior to the 21st contract quarter shall equal $1,300,000 and for all quarters starting with the 21st contract quarter and thereafter shall equal $1,300,000 times a fraction (the "Fraction") the numerator of which shall equal $13 billion minus the aggregate purchase price of consigned Rx Products, Owen Brockway vials, glucose monitors, glucose test strips, insulin, syringes, and lancets purchased by Kmart from Cardinal Health from and after August 1, 1998 and the denominator of which shall equal $13 billion. For purposes of this Section 20, the unamortized portion of the Inventory Turns Relief for all contract quarters prior to the 21st contract quarter shall equal $4,489,733 and for all quarters starting with the 21st contract quarter and thereafter shall equal $4,489,733 times the Fraction. For purposes of this Section 20, the unamortized portion of the Initial Advertising Program Funds and the Subsequent Advertising Program Funds shall be as described in the Addendum to Section 2 Disclosure Schedule.

 11. A new Section 36 is hereby added to the Agreement which reads as follows:

         After the execution of this Addendum No. 1 but before March 1, 2000, Cardinal Health will employ an employee who will serve as the Supply Inventory Control Supervisor (the "Inventory Control Supervisor") who will serve as a liaison between Cardinal Health and Kmart and whose duties will include but not be limited to assistance in managing Kmart's inventory levels in the Stores. The Inventory Control Supervisor's office will be located at the corporate offices of Kmart in Troy, Michigan. Kmart agrees to give the Inventory Control Supervisor access to Kmart records and systems pertinent to the control of consigned inventory. Notwithstanding such fact, the Inventory Control Supervisor's salary and benefits will be paid by Cardinal Health and the Inventory Control Supervisor shall be an employee of Cardinal Health and subject to Cardinal Health's employment policies. During the term of this

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


         Agreement and for a period of two years thereafter, Kmart agrees not to directly or indirectly employ, or solicit the employment of, (whether as an employee, officer, director, agent, consultant or independent contractor) the Inventory Control Supervisor. The Inventory Control Supervisor will sign a similar agreement prior to beginning duties under this Agreement.

12. A new Section 37 is hereby added to the Agreement which reads as follows:

         All Kmart Stores will subscribe to ScriptLINE for data collection and the reporting of dispensing data. The parameters of Kmart's participation in ScriptLINE are as set forth in the Section 37 Disclosure Schedule.

13. All capitalized terms contained in this Addendum No. 1 but not defined herein shall have the same meaning as that set forth in the Original Agreement.

14. Except to the extent otherwise set forth in this Addendum No. 1, the terms, conditions and provisions of the Original Agreement are unchanged and remain in full force and effect.


Kmart                                Cardinal Health*


By: /s/ Andrew Giancamilli           By: /s/ Michael C. Kaufmann
   -----------------------------         ------------------------------------
Print Name: Andrew  Giancamilli      Print Name: Michael C. Kaufmann
            --------------------                 ----------------------------
Title:      President                Title:      SVP Retail Sales & Marketing
            --------------------                 ----------------------------

*The term "Cardinal Health" shall include the following affiliated companies:
RedKey, Inc., an Ohio corporation (Dublin, Ohio); Cardinal Syracuse, Inc., a New York corporation (Syracuse, New York); Marmac Distributors, Inc., a Connecticut corporation (Hartford, Connecticut); James W. Daly, Inc., a Massachusetts corporation, (Peabody, Massachusetts); Ohio Valley-Clarksburg, Inc., a Delaware corporation (Wheeling, West Virginia); Cardinal Southeast, Inc., a Mississippi corporation (Madison, Mississippi); Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Humiston-Keeling, Inc., an Illinois corporation (Calumet City, Illinois); Behrens Inc., a Texas corporation (Waco, Texas); National PharmPak Services, Inc., an Ohio corporation (Zanesville,
Ohio); Renlar Systems, Inc., a Kentucky corporation (Lexington, Kentucky); Medical Strategies, Inc., a Massachusetts corporation (Dublin, Ohio); Cardinal Health Systems, Inc., an Ohio corporation (Dublin, Ohio) and any other subsidiary of Cardinal Health, Inc., an Ohio corporation ("Cardinal Health, Inc."), as may be designated by Cardinal Health, Inc.



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